Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid
Fees Previously Paid	1	$ 2,000,000.00		$ 276.20
	Total Transaction Valuation:	$ 2,000,000.00
	Total Fees Due for Filing:			$ 276.20
	Total Fees Previously Paid:			$ 276.20
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 0.00
Offering Note
[1]	Estimated for purposes of calculating the amount of the filing fee only. The amount is based upon the offer to purchase up to 14,320 Units (approximately 5.00% of the net assets of the Fund as of September 30, 2025) based on a net asset value per Unit as of close of business on September 30, 2025 of $139.66. The fee of $276.20 was paid in connection with the filing of the Schedule TO-I by Destiny Alternative Fund LLC on November 27, 2025 (the "Schedule TO"). This is the final amendment to the Schedule TO and is being filed to report the results of the offer.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A